Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2015, relating to the consolidated financial statements of Health Net, Inc. and subsidiaries appearing in the Current Report on Form 8-K of Centene Corporation filed on January 26, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California
February 1, 2016